Filed Pursuant to Rule 424(b)(3)

File No. 333-215204

Prospectus Supplement No. 5

(To Prospectus dated June 9, 2017)

701,500 American Depositary Shares Each Representing 40 Ordinary Shares

Issuable Upon Exercise of 701,500 Warrants

This Prospectus Supplement No. 5 supplements and amends the prospectus dated June 9, 2017, as so supplemented and amended referred to herein as the Prospectus. Prospective investors should carefully review the Prospectus and this Prospectus Supplement No. 5.

This Prospectus Supplement No. 5 is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 5 updates or supersedes the information contained in the Prospectus, including any supplements thereto. This Prospectus Supplement No. 5 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplement thereto. We are offering 701,500 American Depositary Shares (each, an “ADS” and, collectively the “ADSs”), each ADS representing forty (40) of our ordinary shares, issuable upon exercise of 701,500 Warrants. Each Warrant has a per ADS exercise price of $10.00 and expires five years from the date of issuance.

Our ADSs and Warrants are listed on The NASDAQ Capital Market under the symbols “IMRN” and “IMRNW,” respectively. Our ordinary shares are listed on the Australian Securities Exchange under the symbol “IMC.” On March 19, 2018, the closing price of our  ADSs on The NASDAQ Capital Market was $11.75 and the closing price of our ordinary shares on the Australian Securities Exchange was AUD$0.39 per ordinary share.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, as such, we have elected to comply with certain reduced public company reporting requirements for future filings.

Investing in our ordinary shares in the form of ADSs involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Annual Report on Form 20-F for the fiscal year ended June 30, 2017, which comprises Prospectus Supplement No. 2 dated November 2, 2017, as the same may be updated in future prospectus supplements.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 19, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the Month of March 2018

Commission File Number: 001-38104

IMMURON LIMITED

(Name of Registrant)

Level 3, 62 Lygon Street, Carlton South, Victoria, 3053, Australia

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

Indicate by check mark whether by furnishing the information contained in this Form, the registrant is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes ☐                    No ☒

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): 82-

IMMURON LIMITED

EXHIBITS

The following exhibits are submitted:

Exhibit Number	Description

99.1	Condensed Consolidated Financial Statements of Immuron Limited as of December 31, 2017 and for the Six Months ended December 31, 2017 and December 31, 2016

99.2	Operating and Financial Review and Prospects

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IMMURON LIMITED

Date: March 19, 2018	By:	/s/ Peter Vaughan
Peter Vaughan
Joint Chief Financial Officer

Exhibit 99.1

Immuron Limited

Interim Financial Report - 31 December 2017

Consolidated Statement of Comprehensive Income

For the Half-Year 31 December 2017

		Consolidated Entity
		31 Dec 2017	31 Dec 2016
	Notes	AUD$	AUD$

Revenue from continuing operations
Operating revenue		919,138	703,099

Total Operating Revenue		919,138	703,099

Cost of goods sold		(195,356)	(223,394)

Gross Profit		723,782	479,705

Direct Selling Costs
Sales and marketing costs		(145,150)	(93,520)
Freight costs		(89,125)	(62,590)
Total gross profit less direct selling costs		489,507	323,595

Other income		1,387,039	816,932

Expenses
Research and development		(1,540,436)	(2,117,867)
Marketing and promotion		(238,192)	(471,735)
Consulting, employee and director		(815,232)	(907,390)
Corporate administration		(829,999)	(790,103)
Travel and entertainment expenses		(174,987)	(112,453)
Depreciation		(2,277)	(1,975)
Finance fee costs		(3,767)	(13,183)
Impairment of inventory		(163,600)	(135,170)
Loss for the period		(1,891,944)	(3,409,349)

Other comprehensive gain/(loss) for the period, net of tax		28,281	(41,425)

Total comprehensive loss for the period		(1,863,663)	(3,450,774)

Earnings per share for profit from continuing operations attributable to the ordinary equity holders of the Company:
Basic/diluted loss per share	8	(1.454)	(3.318)

Earnings per share for profit attributable to the ordinary equity holders of the Company:
Basic/diluted loss per share	8	(1.454)	(3.318)

The above consolidated statement of comprehensive income should be read in conjunction with the accompanying notes.

1

Consolidated Balance Sheet

As at 31 December 2017

		Consolidated Entity
	Notes	31 Dec 2017	30 June 2017
		AUD$	AUD$

ASSETS
Current assets
Cash and cash equivalents		588,863	3,994,924
Trade and other receivables		3,159,466	1,768,237
Inventories		2,261,528	2,336,127
Other current assets		129,506	168,366
Total current assets		6,139,363	8,267,654

Non-current assets
Property, plant and equipment		18,628	18,837
Total non-current assets		18,628	18,837

TOTAL ASSETS		6,157,991	8,286,491

LIABILITIES
Current liabilities
Trade and other payables		1,127,239	1,326,562
Borrowings		46,581	139,864
Deferred revenue		—	19,139
Other financial liabilities		—	226,000
Total current liabilities		1,173,820	1,711,565

Total non-current liabilities		—	—

TOTAL LIABILITIES		1,173,820	1,711,565

NET ASSETS		4,984,171	6,574,926

EQUITY
Issued capital	4	53,846,391	53,632,995
Reserves	4	2,558,210	2,470,417
Retained earnings		(51,420,430)	(49,528,486)
Capital and reserves attributable to owners of Immuron Limited		4,984,171	6,574,926

TOTAL EQUITY		4,984,171	6,574,926

The above consolidated balance sheet should be read in conjunction with the accompanying notes.

2

Consolidated Statement of Changes in Equity

For the Half-Year 31 December 2017

		Attributable to owners of Immuron Limited

	Note	Issued capital	Reserves	Accumulated losses	Total
		AUD$	AUD$	AUD$	AUD$

Balance at 1 July 2016		45,633,354	2,128,566	(42,821,357)	4,940,563

Loss for the period		—	—	(3,409,349)	(3,409,349)
Other comprehensive loss		—	(41,425)	—	(41,425)
Total comprehensive loss for the period		—	(41,425)	(3,409,349)	(3,450,774)

Transactions with owners in their capacity as owners:
Contributions of equity, net of transaction costs and tax		1,780,471	—	—	1,780,471
Options issued/expensed		—	282,920	—	282,920
Lapse or exercise of share options		71,875	(127,000)	55,125	—
		1,852,346	155,920	55,125	2,063,391
Balance at 31 December 2016		47,485,700	2,243,061	(46,175,581)	3,553,180

Balance at 1 July 2017		53,632,995	2,470,417	(49,528,486)	6,574,926

Loss for the period		—	—	(1,891,944)	(1,891,944)
Other comprehensive income		—	28,281	—	28,281
Total comprehensive income/(loss) for the period		—	28,281	(1,891,944)	(1,863,663)

Transactions with owners in their capacity as owners:
Shares issued, net of costs	4	213,396	—	—	213,396
Options issued/expensed	4	—	59,512	—	59,512
		213,396	59,512	—	272,908
Balance at 31 December 2017		53,846,391	2,558,210	(51,420,430)	4,984,171

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

3

Consolidated Statement of Cash Flows

For the Half-Year 31 December 2017

	Consolidated Entity
	31 Dec 2017	31 Dec 2016
	AUD$	AUD$

Cash flows from operating activities
Receipts from customers	1,184,856	664,900
Payments to suppliers and employees	(4,367,410)	(4,423,797)
Interest received	43	6,791
Other - R&D tax concession refund and other government grants	—	1,590,043
Interest and other costs of finance paid	(3,767)	(54,555)
Net cash outflow from operating activities	(3,186,278)	(2,216,618)

Cash flows from investing activities
Payments for property, plant and equipment	(2,180)	(1,879)
Net cash outflow from investing activities	(2,180)	(1,879)

Cash flows from financing activities
Proceeds from issues of securities	—	4,423,234
Repayment of borrowings	(243,950)	(1,271,555)
Capital raising cost	(1,934)	(120,285)
Net cash (outflow) inflow from financing activities	(245,884)	3,031,394

Net (decrease) increase in cash and cash equivalents	(3,434,342)	812,897

Cash and cash equivalents at the beginning of the financial year	3,994,924	2,290,639
Effects of exchange rate changes on cash and cash equivalents	28,281	147
Cash and cash equivalents at end of period	588,863	3,103,683

The above consolidated statement of cash flows should be read in conjunction with the accompanying notes.

4

Notes to the Consolidated Financial Statements

For the Half-Year 31 December 2017

1	Basis of Preparation of Half-Year Report

These condensed consolidated interim report for the half-year reporting period ended 31 December 2017 have been prepared in accordance with Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Act 2001.

These condensed consolidated interim report do not include all the notes of the type normally included in an annual financial report. Accordingly, this report is to be read in conjunction with the annual report for the year ended 31 December 2016 and any public announcements made by Immuron Limited during the interim reporting period in accordance with the continuous disclosure requirements of the Corporations Act 2001.

The accounting policies adopted are consistent with those of the previous financial year and corresponding interim reporting period.

(a)	Accounting Policies

A number of new or amended standards became applicable for the current reporting period, however, the Company did not have to change its accounting policies or make retrospective adjustments as a result of adopting these standards. There will be some changes to the disclosures in the 30 June 2018 annual report as a consequence of these amendments.

(b)	Fair Value Measurement

Due to the nature of the Group’s operating profile, the Directors and management do not consider that the fair values of the Group’s financial assets and liabilities are materially different from their carrying amounts at 31 December 2017.

2	Summary of Significant Accounting Policies

(a)	Going Concern

Some of the risks inherent in the development of pharmaceutical products include the uncertainty of patent protection and proprietary rights, whether patent applications and issued patents will offer adequate protection to enable product development or may infringe intellectual property rights of other parties, and obtaining the necessary drug clinical regulatory authority approvals. A particular project may fail the research and the clinical development process through lack of efficacy or safety, or may be stopped or abandoned due to strategic imperatives including an assessment that the projects will not deliver a sufficient return on investment or have been superseded by newer competitive products or technologies. There is a risk that the group will be unable to find suitable development or commercial partners for its projects, and that these arrangements may not generate material returns for the group.

Based on current budget forecast assumptions, the group will need to access additional funding to meet future commitments and to pay its debts when they fall due, as well as funding the ongoing group’s research & development programs. The ability of the group to successfully access additional capital, and the amount of additional funds required is dependent on the outcome of its product research & development programs.

The Board and Management are confident that the Company will be able to access, as and when necessary, the required additional funds through a number of available funding opportunities, including some of which the Company has accessed in the past.

The current net loss for the period is AUD$1,891,944 (2016: AUD$3,409,349) and the cash inflow / (outflow) for the period is AUD$3,186,278 (2016: (AUD$2,216,618)).

Notwithstanding the requirement to access additional funding for the group, this interim financial report has been prepared on a going concern basis. Accordingly, the interim report does not include adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary should the group not continue as a going concern.

5

Notes to the Consolidated Financial Statements

For the Half-Year 31 December 2017 (Continued…)

3	Segment Information

(a)	Description of Segments

The executive management team considers the business from both a product and a geographic perspective and has identified three reportable segments.

Segments

Research and Development (R&D)	Income and expenses directly attributable to the company’s research and development projects performed in Australia and Israel.

HyperImmune Products Income and expenses directly attributable to Travelan activities which occur in Australia, New Zealand and United States.

Corporate Other items of income and expenses not directly attributable to R&D or HyperImmune Products segment are disclosed as corporate costs. Corporate activities primarily occur within Australia. This segment includes interest expenses from financing activities and depreciation.

The Board assesses the performance of the operating segments at a number of operating levels including adjusted EBITDA.

(b)	Segment Information Provided to the Board

The Board assesses the operating segment at a number of operating levels for the reportable segments for the half-year 31 December 2017 is as follows:

Consolidated Entity 31 December 2017	Research & Development	HyperImmune Products	Corporate	Total
	AUD$	AUD$	AUD$	AUD$

Segment revenue & other income
Revenue from external customers	—	919,138	—	919,138
R&D tax concession refund	1,386,790	—	—	1,386,790
Interest income	—	—	43	43
Other income	—	206	—	206
Total segment revenue & other income	1,386,790	919,344	43	2,306,177

Segment expenses
Depreciation and amortisation	—	—	(2,277)	(2,277)
Finance costs	—	—	(3,767)	(3,767)
Share-based payments	—	—	(59,512)	(59,512)
Other operating expenses	(1,540,436)	(429,631)	(2,162,498)	(4,132,565)
Total segment expenses	(1,540,436)	(429,631)	(2,228,054)	(4,198,121)
Income tax expenses	—	—	—	—
(Loss)/Profit for the period	(153,646)	489,713	(2,228,011)	(1,891,944)

Assets
Total Segment Assets	2,884,901	2,536,093	736,997	6,157,991

Liabilities
Total Segment Liabilities	(481,023)	(154,886)	(537,911)	(1,173,820)

6

Notes to the Consolidated Financial Statements

For the Half-Year 31 December 2017 (Continued…)

3	Segment Information (continued…)

(b)   Segment Information Provided to the Board (continued…)

Consolidated Entity	Research & Development	HyperImmune Products	Corporate	Total
	AUD$	AUD$	AUD$	AUD$

Segment revenue & other income
Revenue from external customers	—	703,099	—	703,099
R&D tax concession refund	779,826	—	—	779,826
Interest income	—	—	6,791	6,791
Other income	25,007	—	5,308	30,315
Total segment revenue & other income	804,833	703,099	12,099	1,520,031

Segment expenses
Depreciation and amortisation	—	—	(1,975)	(1,975)
Finance costs	—	—	(13,183)	(13,183)
Share-based payments	(80,308)	—	(233,467)	(313,775)
Other operating expenses	(2,037,559)	(379,504)	(2,183,384)	(4,600,447)
Total segment expenses	(2,117,867)	(379,504)	(2,432,009)	(4,929,380)
Income tax expenses	—	—	—	—
(Loss)/Profit for the period	(1,313,034)	323,595	(2,419,910)	(3,409,349)

Assets
Total Segment Assets	702,623	1,949,595	3,203,583	5,855,801

Liabilities
Total Segment Liabilities	(708,474)	(131,630)	(1,462,517)	(2,302,621)

7

Notes to the Consolidated Financial Statements

For the Half-Year 31 December 2017 (Continued…)

4 Contributed Equity

(a) Share capital

	31 December 2017		30 June 2017
	No. of Shares	AUD$	No. of Shares	AUD$
Ordinary shares - fully paid (i)	129,315,462	53,846,391	130,041,417	53,632,995

(i)        Movements in ordinary shares

	No. of Shares	AUD$

Opening balance 1 July 2017	130,041,417	53,632,995
Shares issued during the year	1,274,045	215,333
Cancellation of shares	(2,000,000)	—
Transaction Costs	—	(1,937)
Balance 31 December 2017	129,315,462	53,846,391

During the half year ended 31 December 2017, the Company issued the following ordinary shares:

Details	Date	No.	Issue Price AUD$	Total Value AUD$
Issue of equity for the repayment of convertible note	28 Jul 2017	399,045	0.19	75,333
Cancellation of collateral shares in escrow for the convertible note as approved by shareholders on 13 November 2017	13 Nov 2017	(2,000,000)	—	—
Issue of shares to Grandlodge Pty Ltd in lieu of cash payment for services rendered as approved by shareholders on 13 November 2017	13 Nov 2017	875,000	0.16	140,000
Transaction Costs				(1,937)
				213,396

(ii)       Rights of each type of share

Ordinary shares entitle the holder to participate in dividends and the proceeds on winding up of the Company in proportion to the number of shares held. On a show of hands every holder of ordinary shares present at a meeting or by proxy, is entitled to one vote. Upon a poll every holder is entitled to one vote per share held. The ordinary shares have no par value.

8

Notes to the Consolidated Financial Statements

For the Half-Year 31 December 2017 (Continued…)

(b)	Other Reserves

The following table shows a breakdown of the Statement of Financial Position line item “other reserves” and the movements in these reserves during the half year.

A description of the nature and purpose of each reserve is provided below the table.

	No. of Options	Amount	Foreign currency translation reserve	Total
		AUD$	AUD$	AUD$
Balance at 1 July 2017	63,287,523	2,434,135	36,282	2,470,417
Options/warrants issued during the year	—	—	—	—
Expense of vested options	—	59,512	—	59,512
Lapse of unexercised options	—	—	—	—
Other comprehensive loss for the period	—	—	28,281	28,281
At 31 December 2017	63,287,523	2,493,647	64,563	2,558,210

5	Contingencies

The Company had no contingent liabilities and assets at 31 December 2017 (2016: nil).

6	Events Occurring After the Reporting Period

The Company received AUD$2,156,206 Research and Development Tax Concession Refund on 9 February 2018,

Post reporting period, the Company entered into a short-term loan arrangement with Great Accommodation Pty Ltd to fund on going R&D expenditure, for an amount of AUD$500,000 at an interest rate of 15% per annum and a AUD$15,000 establishment fee. The loan was repaid on 12 February 2018.

7	Related Party Transactions

(a) Transactions with Other Related Parties

The following transactions occurred with related parties:

Premises rental services received from Wattle Laboratories Pty Ltd to Immuron Limited:	31 Dec 2017	31 Dec2016

Wattle Laboratories Pty Ltd (Wattle) is an entity part-owned and operated by Immuron Directors Peter and Stephen Anastasiou.

Commencing on 1 January 2016, Immuron executed a Lease Agreement with Wattle whereby Immuron will lease part of their Blackburn office facilities for Immuron’s operations at an arms-length commercial rental rate of AUD$38,940 per annum, payable in monthly instalments. The rental agreement is subject to annual rental increases, and effective 1 January 2018, the annual rent was increased to AUD$40,275.

The lease is for a 3-year term with an additional 3-year option period.

The lease is cancellable by either party upon 6 months written notice of termination of the agreement.

Rental fees paid to Wattle Laboratories Pty Ltd during the year through the issue of equity:	AUD$Nil	AUD$Nil
Total paid by the Company to Wattle Laboratories Pty Ltd during the year:	AUD$9,881	AUD$19,470
At year end the Company owed Wattle Laboratories Pty Ltd:	AUD$Nil	AUD$21,417

9

Notes to the Consolidated Financial Statements

For the Half-Year 31 December 2017 (Continued…)

(a)	Transactions with Other Related Parties (continued…)

Service rendered by Grandlodge Pty Ltd to Immuron Ltd:	31 Dec2017	31 Dec 2016

Grandlodge, and its associated entities, are marketing, warehousing and distribution logistics companies.

Commencing on 1 June 2013, Grandlodge was contracted on commercial market arms-length terms to provide warehousing, distribution and invoicing services for Immuron’s products for AUD$70,000 per annum. These fees will be payable in new fully paid ordinary shares in Immuron Limited at a set price of AUD$0.16 per share representing Immuron Limited’s share price at the commencement of the agreement.

The shares to be issued to Grandlodge, or its associated entities, as compensation in lieu of cash payment for the services rendered under this agreement have been subject to the approval of Immuron shareholders at Company shareholder meetings held over the past 18 months.

Grandlodge will also be reimbursed in cash for all reasonable costs and expenses incurred in accordance with their scope of works under the agreement, unless both parties agree to an alternative method of payment. The agreement is cancellable by either party upon providing the other party with 30 days written notice of the termination of the agreement.

Service fees paid to Grandlodge Pty Ltd during the year through the issue of equity:	AUD$140,000	AUD$87,500
Total paid by the Company to Grandlodge Pty Ltd during the year:	AUD$Nil	AUD$87,500
At year end the Company owed Grandlodge Pty Ltd:	AUD$Nil	AUD$35,000

8	Loss Per Share

	31 December 2017	31 December 2016
	AUD$	AUD$
Basic/Diluted loss per shares (cents)	(1.454)	(3.318)
(a) Net loss used in the calculation of basic and diluted loss per share	(1,891,944)	(3,409,349)
(b) Weighted average number of ordinary shares outstanding during the period used in the calculation of basic and diluted loss per share	130,086,505	102,756,793

10

Exhibit 99.2

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion and analysis includes certain forward-looking statements with respect to the business, financial condition and results of operations of our company. The words “estimate,” “project,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. This discussion and analysis should be read in conjunction with our consolidated financial statements and notes thereto included in Exhibit 99.1.

Background

Immuron Limited and subsidiaries (a development stage enterprise), or the Company, was incorporated under the laws of the Commonwealth of Australia in 1994. Immuron Limited (ASX: IMC, NASDAQ: IMRN), is a biopharmaceutical company focused on developing and commercialising oral immunotherapeutics for the treatment of gut mediated diseases. Immuron has a unique and safe technology platform that enables a shorter development therapeutic cycle.

The Company currently markets and sells Travelan® for the prevention of Travellers’ Diarrhea and its lead clinical candidate, IMM-124E, is in Phase II clinical trials for Non-Alcoholic Steatohepatitis (NASH), Severe Alcoholic Hepatitis (SAH) and Pediatric Nonalcoholic Fatty Liver Disease (NAFLD). Immuron’s second clinical stage asset, IMM-529, is targeting Clostridium difficile Infections (CDI). These products together with the Company’s other preclinical immunotherapy pipeline products targeting immune-related diseases currently under development, will meet a large unmet need in the global immunotherapy market.

The principal listing of our ordinary shares and options to purchase our ordinary shares is on the Australian Securities Exchange (ASX). Immuron completed its secondary listing of American Depository Receipts (ADRs) and Warrants on the NASDAQ Capital Market under the symbol “IMRN” on June 9, 2017.

Our interim consolidated financial statements appearing in Exhibit 99.1 are prepared in Australian dollars and in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, and comply with both IFRS as issued by the IASB and Australian equivalents to International Financial Reporting Standards, or A-IFRS. In this report, all references to “U.S. dollars” or “US$” are to the currency of the United States of America, and all references to “Australian dollars” or “A$” are to the currency of Australia.

Our current revenues are generated in Australian, Canadian, and U.S. dollars, and are converted to Australian dollars for financial reporting purposes as it is the Company’s functional operating and reporting currency. The majority of our expenses are also incurred in Australian, Canadian, and U.S. dollars.

Overview

We are a clinical-stage biopharmaceutical company with a proprietary technology platform focused on the development and commercialization of a novel class of immunomodulator polyclonal antibodies that we believe can address significant unmet medical needs. Our oral polyclonal antibodies offer targeted delivery within the gastrointestinal (GI) track but do not cross into the bloodstream, potentially leading to much improved safety and tolerability, without sacrificing efficacy. We believe that our two lead immunomodulator product candidates, IMM-124E and IMM-529, have the potential to transform the existing treatment paradigms for (Non-Alcoholic Steatohepatitis) (“NASH”) and for Clostridium difficile (“C. difficile”), respectively. We also market an over-the-counter (OTC) product, Travelan, that is the only product approved as a preventative to Traveler’s Diarrhea. Travelan is also based on the same technology. We recently began to market Protectyn, a health product targeting LPS bacteria in the gut to prevent gut dysbiosis, improve bacterial clearance, reduce chronic inflammation and improve immune function. The safety profile of our compounds, which have a Generally Regarded as Safe (“GRAS”) status, enables us to commercialize our platform-derived products through a range of regulatory pathways, including prescriptions (Rx), medical foods, OTC medicines and dietary supplements.

Our American Depositary Shares (each, an “ADS” and, collectively the “ADSs”) and warrants (each, a “Warrant”) are listed on the NASDAQ Capital Market under the symbols “IMRN” and “IMRNW”, respectively. Each ADS represents forty (40) of our ordinary shares. Each Warrant has a per ADS exercise price of US$10.00, and expires five years from the date of issuance. Our ordinary shares are also listed on the Australian Securities Exchange under the symbol “IMC.”

1

In this report, all references to “U.S. dollars” or “US$” are to the currency of the United States, and all references to “Australian dollars”, “A$” or “AUD$” are to the currency of Australia. Unless otherwise indicated or the context implies otherwise, all references to “we,” “us,” or “ our” refers to Immuron Limited, an Australian corporation.

Except for the historical information contained in this report, the statements contained in this report are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended, with respect to our business, financial condition and results of operations. Such forward-looking statements reflect our current view with respect to future events and financial results. We urge you to consider that statements which use the terms “anticipate,” “believe,” “do not believe,” “expect,” “plan,” “intend,” “estimate,” and similar expressions are intended to identify forward-looking statements. We remind readers that forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors and involve known and unknown risks that could cause the actual results, performance, levels of activity, or our achievements, or industry results, to be materially different from any future results, performance, levels of activity, or our achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to publicly release any update or revision to any forward-looking statements to reflect new information, future events or circumstances, or otherwise after the date hereof. We have attempted to identify significant uncertainties and other factors affecting forward-looking statements in the Risk Factors section that appears in Item 3.D. “Key Information-Risk Factors.” of our Form 20-F for the year ended June 30, 2017.

To date, we have funded our operations primarily through the sale of equity securities, proceeds from the exercise of options, government grants, tax incentive payments, licensing and research collaborations and interest income.

Since completing our initial public offering in Australia, we have concentrated our resources toward the pursuit of developing our clinical research and development product portfolio pipeline. For additional details regarding our clinical trials see Item 4.A., “Information on the Company - History and Development of the Company,” of our Form 20-F for the year ended June 30, 2017.

Key highlights for the six months ended December 31, 2017 were:

●	Fatty liver trials are on track for release of top-line results in:

-	Q1 2018 for NASH;

-	Q4 2018 for Pediatric NAFLD; and

-	Q1 2019 for ASH

●	NASH Phase II Study Completes major milestone

●	Severe Alcoholic Hepatitis Phase II trial reaches 46 (~70%) patient recruitment milestone

●	Paediatric NAFALD Phase II trial recruits 15 (~38%) of targeted 40 patients

●	Clostridium difficile infection trial obtains Ethics and Ministry of Health approval - first clinical site open and screening patients

●	US Department of Defence completes Research Report on Travelan®

●	Travelan® enjoys continued strong sales growth in US and AUS

On March 8, 2018, we announced positive topline results of our IMM-124E Phase II Non - Alcoholic Steatohepatitis (NASH) Clinical study. The results demonstrated excellent safety and tolerability and a statistically significant reduction in serum LPS levels in patients with NASH.

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Six Months Ended December 31, 2017 Compared to Six Months Ended December 31, 2016

Revenue from ordinary activities

Revenues received from the sale of goods increased favorably by A$216,039 from fiscal half year 2017 to 2018.

Revenue from the sale of our flagship product Travelan increased by 27% and our geographic sales mix of the product changed as we achieved a 250% growth in sales of Travelan in the U.S. and a 27% increase in sales in Australia. The growth in these regions was achieved through a series of strategic supply arrangements coupled with a new pharmacy education program which boosted distribution outlets, improved on-shelf positioning in stores, enhanced advertising, key distributor sale agreements and a twelve-month trade promotional initiative.

We anticipate these markets will continue on this steady growth trajectory for the remainder of this fiscal year.

Other income

Our other income increased by A$570,107, or 70% during the fiscal half year 2018 in comparison to the same time last year predominantly due to an increase in the Group’s estimate of R&D tax incentives claimable from the Australian Tax Office. This amount was calculated based on the tax incentive policy introduced by the Australian Government on July 1, 2011. The Group is entitled to 43.5% of tax incentives based on the total eligible research and development expenditure incurred during the period. The significant increase in our level of eligible research and development expenditures being incurred during the fiscal half year 2018. This research and development increase was predominantly due to the increased expenditures of our major Phase II NASH clinical trial as the program recruitment accelerated and more patients entered the trial.

Research and development expenses

Research and development expenses decreased to A$1,540,436 for the six months ended December 31, 2017 from A$2,117,867 for the six months ended December 31, 2016, which represented a decrease of A$577,431, or 27%. The decrease in research and development expenses during the six months ending December 31, 2017 is attributable to the slowing down of expenditures of the NASH clinical trial as the trail program and patient recruitment and dosing reached completion.

Marketing and promotion expenses

Marketing and promotion expenses decreased by A$233,543, or 50% for the six months ended December 31, 2017 to A$238,192 compared to A$471,735 for the six months ended December 31, 2016 as the Company reduced its investor relations and marketing campaigns which it had invested in leading up to the US IPO during the prior period.

Consulting, employee and director expenses

Consulting, employee and director expenses decreased by A$92,158, or 10% for the six months ended December 31, 2017 to A$815,232 compared to A$907,390 for the six months ended December 31, 2016 as the Company reduced its operational head count and consultant costs during the period.

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Travel and entertainment expenses

Travel and entertainment expenses increased by A$62,534, or 56% for the six months ended December 31, 2017 to A$174,987 compared to A$112,453 for the six months ended December 31, 2016 as the Company increased its presence in the U.S. with key company personnel speaking at key industry forums, conferences, and investor events to lift the Company’s profile.

Inflation and Seasonality

Management believes that inflation has had no material impact on the Company’s operations or financial condition and that our operations are not currently subject to seasonal influences.

Liquidity and Capital Resources

The Company’s cash on hand as at December 31, 2017 totaled A$588,863. In addition, the Company has recorded a trade receivable at December 31, 2017 of A$1.387 million from the Australian Tax Office. This amount is in respect of the 2017 R&D tax incentive claim which was refunded to the Company on February 9, 2018. The Company also anticipates that it will receive an R&D tax incentive refund claim for the 12 months ended June 30, 2018 sometime towards the end of calendar year 2018.

As at December 31, 2017 our accumulated deficit totaled A$51,420,430. Since our initial public offering, we have financed our operations primarily through sales of equity securities, proceeds from the exercise of options, sale of Travelan, government grants, tax incentive payments, licensing and research collaborations and interest earned on investments.

On March 16, 2018, we completed an A$5.1 million private placement of our securities to an institutional investment fund. We sold 13,162,744 ordinary shares at A$0.39 per share, plus three (3) five-year options for every five(5) ordinary shares sold, or an aggregate of 7,897,646  options, with an exercise price of A$0.468 per option. We also issued the placement agents five-year warrants to purchase 526,510 ordinary shares at an exercise price of A$0.585.

We have on issue a total of up to 214 million listed and unlisted, unexercised options and warrants. The options have exercise prices ranging from A$0.30 to A$1.892. If all unlisted options were exercised, we would receive consideration of approximately A$31.7 million in total. There is no guarantee that we will receive any funds from the exercise of options or warrants.

Capital expenditures for the six months ended December 31, 2017 were A$2,180 compared to capital expenditures for the six months ended December 31, 2016 of A$1,879. These expenditures were principally for computer equipment. We currently do not have significant capital spending or purchase commitments, but we expect to continue to engage in capital spending consistent with the level of our operations.

We believe that the Australian Government tax incentive scheme relating to eligible research and development activities, introduced on July 1, 2011, will provide us with significant benefits in future years. Such eligible R&D activities include but are not limited to:

●	Core activities, which are experimental activities whose outcome cannot be known or determined in advance, but can only be determined by applying a systematic progression of work;
●	Core activities conducted for the purpose of generating new knowledge (including new knowledge in the form of new or improved processes and materials); or
●	Supporting activities that are directly related and designed to support the above.

Under the research and development incentive scheme, entities with an aggregated turnover for the income year of less than A$20 million will be entitled to a 43.5% (2016: 45%) refundable tax offset. In the half-year ended December 31, 2017, we recorded A$1,386,790 in other income with respect to funds we will receive in relation to the 2017 financial year under the research and development incentive scheme. In the half-year ended December 31, 2016, we recorded A$779,826 in other income with respect to funds we received in relation to the 2016 financial year under the research and development incentive scheme.

Cash Flows

Net cash used in operating activities increased by A$969,660 to A$3,186,278 for the six months ended December 31, 2017 compared to A$2,216,618 for the six months ended December 31, 2016. Net cash used in operating activities primarily consists of payments to suppliers and employees. The increase in net cash used in the 2017 period was primarily due to the increased research & development activities the Company undertook as it’s NASH Phase II clinical trial expended and dosing of patients at clinical trial sites commenced.

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Net cash used by investing activities increased but was only negligible for the six months ended December 31, 2017 as well as for the six months ended December 31, 2016. Cash flows used for investing activities was primarily attributable to payments for the purchase of computer and office equipment in both periods.

Net cash used in financing activities for the six months ended December 31, 2017 was A$245,884 predominantly to repay a loan facility the Company had in place to finance its Directors & Officers’ insurance premium. For the six months ended December 31, 2016, the Company experienced a significant net cash inflow from financing activities of A$3,031,394 following completion of a right issue capital raising in July 2016, followed by a shortfall placement of the remaining rights issue in Sept 2017.

Off-Balance Sheet Arrangements

We are not a party to any material off-balance sheet arrangements. In addition, we have no unconsolidated special purpose financing or partnership entities that are likely to create material contingent obligations.

Conditions in Australia

We are incorporated under the laws of, and our principal offices and research and development facilities are located in, the Commonwealth of Australia. Therefore, we are directly affected by political and economic conditions in Australia.

Risk Factors

There have been no material changes in our risk factors reported in our Annual Report on Form 20-F for the year ended June 30, 2017.

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